EXHIBITS 5.1 AND 23.2

OPINION OF PEARLMAN SCHNEIDER, LLP

PEARLMAN SCHNEIDER LLP

Attorneys-at-Law

2200 Corporate Boulevard, N.W., Suite 210

Boca Raton, Florida 33431-7307

Telephone
James M. Schneider, Esq.	(561) 362-9595
Charles B. Pearlman, Esq.	Facsimile
Brian A. Pearlman, Esq.	(561) 362-9612

May 1, 2015

DS Healthcare Group, Inc.

1601 Green Road

Pompano Beach, Florida  33064

Re:

Registration Statement on Form S-8 (the “Registration Statement”)

DS Healthcare Group, Inc., a Florida corporation (the “Company”)

DS Healthcare Group, Inc. 2009 Equity Incentive Plan (the “Plan”)

Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission (“Commission”) with respect to the registration by the Company and the resale of an aggregate of 500,000 shares of common stock, $0.001 par value per share of the Company (the “Shares”).  The Shares are covered by the Registration Statement and consist of 500,000 shares issuable pursuant to the Plan.

In our capacity as counsel to the Company, we have examined the original, certified, conformed, photostat or other copies of the Company's Articles of Incorporation, as amended, By-Laws, as amended, the Plan and various other agreements and option awards, corporate minutes provided to us by the Company and such other documents and instruments as we deemed necessary.  In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies.  In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

Subject to and in reliance upon the foregoing, we are of the opinion that the Shares to be issued as restricted stock grants and/or upon exercise of options granted and to be granted under the Plan, when issued in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Florida. In rendering this opinion, we have assumed compliance with all other laws, including federal laws and state securities laws, and we have assumed that each award under the Plan will be approved by an authorized committee of the Board of Directors.

We hereby consent to the use of this opinion in the Registration Statement on Form S-8 to be filed with the Commission.

Very truly yours,

/s/ Pearlman Schneider LLP
Pearlman Schneider LLP